Exhibit (e)(9)
December 21, 2007
PERSONAL AND CONFIDENTIAL
Mr. Joe Hill
Chief Financial Officer
AMICAS, Inc.
20 Guest Street
Boston, MA 02135-2040
Dear Joe
     In connection with the consideration of a possible negotiated transaction between Emageon Inc., a Delaware corporation (collectively with its subsidiaries, “Emageon”), and AMICAS, Inc., a Delaware corporation (collectively with its subsidiaries, “Amicas”) (any such transaction, a “Transaction”), Emageon and Amicas will furnish to each other certain information regarding their respective businesses, condition (financial and otherwise), operations, technology, prospects, assets, and liabilities. As a condition to furnishing such information, each of Emageon and Amicas agree to treat confidentially, in accordance with the provisions of this letter agreement, any Evaluation Material (as defined below) concerning one party which has been, is, or will be furnished by or on behalf of that party (respectively, in each case, the “Discloser”) to the other party (respectively, in each case, the “Recipient”), and to take or abstain from taking certain other actions set forth herein.
     For purposes of this letter agreement, “Evaluation Material” shall mean all information (including, but not limited to, business and financial information and information regarding operations, technology, prospects, assets, or liabilities), data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records, and other materials (whether prepared by the Discloser, any of its representatives, or otherwise, and whether in oral, written, or electronic form), that the Discloser or its representatives furnish to the Recipient or its representatives, whether prior or subsequent to the date hereof, that contains or otherwise reflects information concerning the Discloser or any of its affiliates or any possible Transaction. The term “Evaluation Material” shall

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also include all notes, memoranda, analyses, compilations, studies, or other documents, in whatever form maintained (whether oral, written, or electronic), which are prepared by the Recipient or its representatives based on, containing, or otherwise reflecting Evaluation Material furnished to the Recipient or its representatives by or on behalf of the Discloser (collectively, in the case of each party, the “Notes”).
     The term “Evaluation Material” does not include information that (a) was within the possession of the Recipient or its representatives prior to its being furnished to the Recipient or its representatives by or on behalf of the Discloser, as evidenced by prior internal documentation, provided that such information is not known by the Recipient or its representatives, after due inquiry, to be subject to another confidentiality agreement with, or other obligation of confidentiality to, the Discloser or another party, (b) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its representatives in violation of this letter agreement, or (c) was or becomes available to the Recipient on a non-confidential basis from a source other than the Discloser or its representatives, provided that such source is not known by the Recipient, after due inquiry, to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the Discloser or another party.
     Each party as Recipient hereby agrees that the Evaluation Material of the other party will be used solely for the purpose of evaluating a possible Transaction between Emageon and Amicas, and not used for any other purpose, and that such Evaluation Material will be kept strictly confidential by the Recipient and its representatives; provided, however, that (a) any of such Evaluation Material may be disclosed to a Recipient’s representatives who (i) need to know such information solely for the purpose of evaluating any such possible Transaction between Emageon and Amicas, (ii) are informed by the Recipient of the confidential nature of such Evaluation Material and the existence of this letter agreement, and (iii) are directed to keep such Evaluation Material confidential and to comply with the provisions of this letter agreement, and (b) any disclosure of such Evaluation Material may be made to which the Discloser consents in writing prior to disclosure. The Recipient agrees that Evaluation Material may not be reproduced by the Recipient except in accordance with the Discloser’s data room procedures applicable to Recipient and its representatives, or with the express written consent of the Discloser, and that Recipient and its representatives may prepare Notes solely for the limited purpose of, and solely to the extent necessary for, evaluating a possible Transaction between Emageon and Amicas. No license, express or implied, under any proprietary right of the Discloser or any other party or any of its affiliates is or will be granted by the dissemination of the Evaluation Material to the Recipient or its representatives. The Recipient shall be responsible for any breach of this agreement by any of its representatives and the Recipient agrees, at its sole expense, to take all reasonable measures (which may include court proceedings) to restrain the Recipient’s representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.
     Each of Emageon and Amicas hereby acknowledge that it is aware, and that it will advise its representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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     In the event that Recipient or its representatives receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, or if Recipient or its representatives are required by laws, rules, regulations, regulatory authorities, or securities exchange or self-regulatory organization rules or regulations to disclose all or any part of the information contained in the Evaluation Material, Recipient (a) shall immediately notify the Discloser of the existence, terms and circumstances surrounding such a request or requirement so that it may seek an appropriate protective order and/or waive Recipient’s compliance with the provisions of this letter agreement (and, if the Discloser seeks such an order, to provide such cooperation as the Discloser shall reasonably request), and (b) may, if disclosure of such information is required in the opinion of counsel for the Recipient (which counsel shall be reasonably satisfactory to the Discloser), disclose such portion, but only such portion, of the Evaluation Material that is legally required to be disclosed in the opinion of such counsel and exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Discloser so designates.
     Each party agrees that it will not, and will cause its representatives not to, initiate, solicit or maintain contact (except for those contacts made in the ordinary course of business) in connection with its evaluation of the potential Transaction, with any officer, director, employee, affiliate, supplier, distributor, broker, or customer of the other party regarding the other party’s operations, assets, prospects, or finances, except with the express written permission of the other party or in accordance with the other provisions of this letter agreement. It is understood and agreed that SunTrust Robinson Humphrey, W. Todd Carlisle, or their designee(s) will arrange for all contacts in connection with Amicas’ evaluation of a possible Transaction between Emageon and Amicas, including for due diligence purposes, with personnel of Emageon or its representatives, or with affiliates, suppliers, distributors, brokers, or customers of Emageon, as appropriate, and that Joe Hill or his designee(s) will arrange for all contacts in connection with Amicas’ evaluation of a possible Transaction between Emageon and Amicas, including for due diligence purposes, with personnel of Amicas or its representatives, or with affiliates, suppliers, distributors, brokers, or customers of Amicas, as appropriate. All (a) communications regarding a possible Transaction, (b) requests for additional Evaluation Material, (c) requests for facility tours or management meetings, and (d) discussions or questions regarding procedures, will be submitted or directed exclusively to such contacts or their designee(s).
     Each party as Recipient also hereby agrees that, until the earlier of (a) the consummation of a Transaction between Emageon and Amicas, or (b) twelve (12) months from the date on which either party notifies the other party in writing that such party wishes to terminate discussions regarding a possible Transaction (making express reference to the provisions of this letter agreement) (the date of receipt of such notification being referred to as the “Cessation Date”), the Recipient and its affiliates will not knowingly, without the Discloser’s prior written consent, directly or indirectly, (a) induce or attempt to induce any person employed with the Discloser or any of its subsidiaries or affiliates and with which the Recipient had contact in connection with any possible Transaction, to leave the employ of the Discloser or applicable subsidiary or affiliate or in any way interfere with the relationship between the Discloser or applicable subsidiary or affiliate and such persons, or (b) solicit for employment or hire any person who is or has been employed with the Discloser or any of its subsidiaries or affiliates and with which the Recipient had contact in connection with any

December 21, 2007

possible Transaction, unless such person has ceased to be an employee of the Discloser or any of its subsidiaries or affiliates for at least six (6) months (other than a result of a breach of this paragraph); provided, however, that this prohibition shall not apply to solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of the Discloser or any subsidiary or affiliate or the subsequent employment of any person as a result of such permitted solicitations.
     In addition, each of Emageon and Amicas hereby agree that, without the prior written consent of the other party, it will not, and will cause its representatives not to, disclose to any person (other than representatives who need to know the same for purposes of evaluating or negotiating a possible Transaction) either the fact that discussions or negotiations are taking (or have taken) place concerning a possible Transaction between Emageon and Amicas, or any of the terms, conditions, or other facts with respect to any such possible Transaction, including the status thereof, and will not disclose to any person that it or others have requested or received any Evaluation Material or that this letter agreement has been entered into.
     Each party as Recipient understands and acknowledges that any and all information contained in the Discloser’s Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Discloser or its representatives, and that nothing contained in any discussions between the Recipient or any of its representatives and the Discloser or any of its representatives shall be deemed to constitute a representation or warranty. Each party agrees that neither the Discloser nor its representatives shall have any liability to the Recipient or any of its representatives resulting from the use or content of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material, except as may be included in any definitive agreement which provides for any Transaction between Emageon and Amicas.
     All Evaluation Material disclosed by the Discloser shall be and shall remain the property of the Discloser. At the request of the Discloser, or in the event that the parties do not proceed with a Transaction which is the subject of this letter agreement, the Recipient and its representatives shall promptly return to the Discloser or, upon the Discloser’s prior written consent, destroy (provided that any such destruction shall be certified in writing to the Discloser by an authorized officer supervising such destruction) all written or electronic Evaluation Material and any other Notes or other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Recipient, its representatives, or otherwise) and will not retain any copies, extracts, or other reproductions in whole or in part of such written or electronic material. All Notes and other writings whatsoever prepared by the Recipient or its representatives based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Discloser by an authorized officer supervising such destruction. Notwithstanding the return or destruction of Evaluation Material, including Notes, the Recipient and its representatives shall remain subject to the confidentiality and other obligations set forth in this letter agreement.
     It is further understood and agreed that no failure or delay by Emageon or Amicas in exercising any right, power, or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder. This letter agreement represents the entire

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understanding of the parties with respect to the matters referred to in this letter agreement and supersedes all prior understandings, written or oral, between the parties with respect to such matters.
     Each of Emageon and Amicas agrees that unless and until a definitive agreement between Emageon and Amicas with respect to any Transaction has been executed and delivered by both Emageon and Amicas, neither Emageon nor Amicas will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement or the exchange of any Evaluation Material, except for the matters specifically agreed to in this letter agreement. Each of Emageon and Amicas further acknowledge and agree that (a) it shall have no obligation to authorize or pursue with the other party, or with any other person, any Transaction, (b) it understands that the other party has not, as of the date hereof, authorized any such transaction and, (c) it reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with the other party at any time. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between Emageon and Amicas expressly so modifying or waiving such agreements.
     Each of Emageon and Amicas acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the other party in the event that this agreement is breached. Therefore, each of Emageon and Amicas agrees that the other party may obtain specific performance of this agreement and injunctive or other equitable relief as a remedy for any such breach, and further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party. It is the desire and intent of the parties that the provisions of this letter agreement be enforced to the fullest extent permissible under the law and public policies applied in the jurisdiction in which enforcement is sought. Accordingly, if any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Notwithstanding the foregoing, if such provision, covenant or restriction could be more narrowly drawn so as not to be invalid, prohibited or unenforceable, it shall be so narrowly drawn, without invalidating the remaining provisions of this letter agreement.
     Each party’s obligations under this letter agreement shall expire three (3) years from the Cessation Date, except as otherwise explicitly stated above and except with respect to Evaluation Material that constitutes a trade secret under applicable law, as to which the provisions of this letter agreement shall continue in full force and effect at all times indefinitely.
     As used in this letter agreement, (a) the term “person” will be interpreted broadly to include, without limitation, any corporation, company, group, partnership, limited liability company, other entity, or individual, (b) the term “representatives,” used with respect to a person, shall include the directors, officers, employees, representatives, agents, attorneys, consultants, accountants, financial advisors, and other advisors, and banks and other financing sources of or to such person; provided, however, with respect to banks and other financing sources such persons shall only be considered representatives from and after the date they agree to be bound by the confidentiality restrictions of this agreement as if a party hereto and only to the extent that the Discloser has given its prior written

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consent for such persons to receive Evaluation Material, and (c) the term “affiliate” when used with respect to a person, shall have the meaning given to it in Rule 12b 2 under the Securities Exchange Act of 1934, as amended.
     This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.
     This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.
     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours, Emageon Inc.
/s/ Charles A. Jett, Jr.
Charles A. Jett, Jr.
President and Chief Executive Officer

Confirmed and Agreed to as of the date first written above:

AMICAS, Inc.

By:	/s/ Joe Hill

Joe Hill
Its:	Chief Financial Officer